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Exhibit 10.5

SECOND AMENDMENT

        THIS SECOND AMENDMENT dated as of June 30, 2003 (this "Amendment") is executed in connection with the Credit Agreement dated as of October 29, 2002 (as previously amended, the "Credit Agreement") among TeleTech Holdings, Inc. (the "Borrower"), various financial institutions (the "Lenders") and Bank of America, N.A., as administrative agent (in such capacity, the "Administrative Agent"). Capitalized terms defined in the Credit Agreement are, unless otherwise defined herein or the context otherwise requires, used herein as defined therein.

        WHEREAS, the parties hereto desire to amend certain provisions of the Credit Agreement as more fully set forth herein;

        NOW, THEREFORE, the parties hereto agree as follows:

        SECTION 1    Amendments. Subject to the satisfaction of the conditions precedent set forth in Section 3, the Credit Agreement is amended as set forth below.

        1.1    Amendments to Section 1.01.

        (i)    The definition of "Consolidated EBITDAR" is amended in its entirety to read as follows:

          "Consolidated EBITDAR" means, for any period, Consolidated Net Income for such period plus (a) to the extent deducted in calculating such Consolidated Net Income (but without duplication) (i) Consolidated Interest Charges, (ii) all income tax expense, (iii) all amounts treated as expenses for depreciation and the amortization of intangibles of any kind, (iv) all non-cash charges resulting from the expensing of stock options by the Borrower or any Subsidiary, (v) all non-cash, non-recurring impairment charges (not to exceed $35,000,000) incurred during the Fiscal Quarter ended December 31, 2002 resulting from the application of SFAS 144, (vi) Rental Expense, (vii) interest payments made in respect of Synthetic Lease Obligations and (viii) all non-cash, non-recurring impairment charges incurred during such period resulting from the application of SFAS 144 or SFAS 146, not to exceed (A) the first $15,000,000 in Fiscal Year 2003, (B) the first $10,000,000 in Fiscal Year 2004 and (C) the first $6,000,000 in Fiscal Year 2005 plus/minus (b) to the extent included in calculating such Consolidated Net Income (and without duplication with any item described above), all non-cash, non-recurring losses/gains during such period resulting directly from or incurred directly as a consequence of the sale or closure of any operating facility by the Borrower or any Subsidiary plus (c) to the extent included in calculating such Consolidated Net Income (and without duplication with any item described above), any increase in the valuation allowance for deferred tax assets minus (d) to the extent included in calculating such Consolidated Net Income (and without duplication with any item described above), any decrease in the valuation allowance for deferred tax assets.

        (ii)   The definition of "Applicable Rate" is amended as follows:

          (x)   The chart set forth therein is amended in its entirety to read as follows:

Pricing Level	Leverage Ratio	Commitment Fee	Eurodollar Rate + Letters of Credit	Base Rate +
1	<1.00:1	0.250%	1.250%	0.000%
2	>1.00:1 but <2.00:1	0.300%	1.500%	0.000%
3	>2.00:1 but <2.50:1	0.350%	1.750%	0.000%
4	>2.50:1 but <3.00:1	0.400%	2.000%	0.250%
5	>3.00:1	0.500%	2.500%	0.500%

          (y)   The reference to "Pricing Level 4" is replaced with "Pricing Level 5".

          (z)   The following sentence is added at the end of the last paragraph: "Notwithstanding the foregoing, at any time that the Borrower's senior corporate unsecured debt rating (without third-party credit enhancement) is rated at least BBB- by Standard & Poor's Ratings Group or Baa3 by Moody's Investors Service, Inc., the Applicable Rate with respect to Loans and Letters of Credit shall be determined by subtracting 0.250% from the otherwise applicable rate set forth above; provided that the Applicable Rate shall not be less than zero."

        (iii)  The definition of Loan Documents is amended by inserting the phrase ", the Collateral Documents" after the phrase "the Fee Letter".

        (iv)  The following definitions are added in appropriate sequence:

          "Collateral Agent" means Bank of America in its capacity as collateral agent under the Intercreditor Agreement, and any successor thereto in such capacity.

          "Collateral Documents" means the Security Agreement, the Pledge Agreement, the Mortgage and all other documents pursuant to which the Borrower or any Subsidiary grants collateral to the Collateral Agent.

          "Domestic Asset Coverage Ratio" means, at any time, the ratio, expressed as a percentage, of (a) the aggregate net book value of Domestic Assets to (b) the aggregate outstanding principal amount of Senior Domestic Debt.

          "Domestic Assets" means all cash, marketable securities, net accounts receivable, and net property, plant and equipment of the Borrower and its Domestic Subsidiaries, other than any such asset that is (i) subject to a Lien (other than any Lien for taxes not yet due or any Lien permitted under Section 7.01(a), (c) or (f)) or (ii) located outside of the United States.

          "Intercreditor Agreement" means the Intercreditor Agreement to be dated on or prior to September 30, 2003 among the Borrower, the Administrative Agent, the holders of the Senior Notes, various other parties and the Collateral Agent.

          "Lender Percentage" means the percentage which (a) the sum of the Aggregate Commitments (or, after termination of the Aggregate Commitments, the Total Outstandings) is of (b) the sum of (i) the amount set forth in the foregoing clause (a) plus (ii) the aggregate outstanding principal amount of the Senior Notes.

          "Mortgage" means the mortgage to be dated on or prior to September 30, 2003 granting the Collateral Agent a Lien on the headquarters facility of the Borrower.

          "Net Cash Proceeds" means, with respect to any sale or other disposition of the Borrower's headquarters building, the aggregate cash proceeds (including cash proceeds received by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by the Borrower or any Subsidiary pursuant to such sale, net of (i) the direct costs relating to such sale (including sales commissions and legal, accounting and investment banking fees), (ii) taxes paid or reasonably estimated by the Borrower to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements to the extent arising in connection with or related to the disposed assets) and (iii) any payment required to be made as a result of the termination of the Swap Contract that was existing on August 12, 2003 and was originally entered into in connection with the financing of the Borrower's headquarters facility.

          "Pledge Agreement" means the pledge agreement to be dated on or prior to September 30, 2003 among the Borrower, various Subsidiaries and the Collateral Agent.

          "Restricted Payment" means any dividend or other distribution (whether in cash, securities or other property) with respect to, or any purchase, repurchase or redemption of, any capital stock or other equity interest of the Borrower or any Subsidiary.

          "Sale-Leaseback Transaction" means the sale by the Borrower of its headquarters facility and the concurrent lease, as lessee, of such office by the Borrower and/or one or more Subsidiaries pursuant to a lease which (a) is treated as an operating lease for financial reporting purposes pursuant to SFAS 13, (b) has a term (or which is renewable or extendible solely at the option of the lessee for a total period) of not less than five years, (c) has covenants and defaults (other than covenants and defaults relating specifically to ownership, operation and maintenance of the headquarters facility and other covenants and defaults which are customary for lease transactions but not for credit agreements) no more restrictive than this Agreement and (d) has amortization and an imputed interest rate reasonably satisfactory to the Administrative Agent.

          "Security Agreement" means the security agreement to be dated on or prior to September 30, 2003 among the Borrower, various Subsidiaries and the Collateral Agent.

          "SFAS 13" means Statement of Financial Accounting Standards No. 13, "Accounting for Leases".

          "SFAS 144" means Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets".

          "SFAS 146" means Statement of Financial Accounting Standards No. 146, "Accounting for Costs Associated with Exit or Disposal Activities".

          "Specified Domestic Asset Coverage Ratio" means (a) prior to delivery to the Administrative Agent of a Compliance Certificate pursuant to Section 6.02(b) demonstrating that the Leverage Ratio was less than 2.25 to 1.0 for the two most recent Computation Periods ending after June 30, 2004, 150% and (b) thereafter, 135%.

        (iv)  The definition of "Domestic Tangible Assets" is deleted in its entirety.

        1.2    Amendment to Section 2.05.    The following new clauses (c) and (d) are added to Section 2.05 in appropriate sequence:

          (c)   If (i) on the last day of any Fiscal Quarter or (ii) on the date of the making of any Credit Extension or of any conversion or continuation of any Revolving Loan, the Domestic Asset Coverage Ratio is less than the Specified Domestic Asset Coverage Ratio, the Borrower shall prepay Loans in an amount sufficient to cause the Domestic Asset Coverage Ratio to equal the Specified Domestic Asset Coverage Ratio.

          (d)   On each date on which the Aggregate Commitments are reduced pursuant to Section 2.06, the Borrower shall prepay Loans in the amount, if any, by which the Total Outstandings exceed the Aggregate Commitments after giving effect to such reduction (and, if all Revolving Loans and Swing Line Loans have been paid and the Total Outstandings still exceed the Aggregate Commitments, the Borrower shall provide cash collateral for the outstanding Letters of Credit in an amount equal to such excess).

        1.3    Amendment to Section 2.06.    Section 2.06 is amended in its entirety to read as follows:

          2.06 Termination or Reduction of Commitments. (a) The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Commitments or from time to time permanently reduce the Aggregate Commitments; provided that any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, any partial reduction shall be in an aggregate amount of $5,000,000 or a higher integral multiple of $1,000,000 and the Borrower may not reduce the Aggregate Commitments to an amount less than the Total Outstandings. The Administrative Agent will promptly notify the Lenders of its receipt of any notice of termination or reduction of the Aggregate Commitments.

          (b)   If any principal payment (other than any regularly scheduled principal payment) of the Senior Notes (a "Mandatory Senior Note Prepayment") is required to be made pursuant to the Senior Note Agreement, the Aggregate Commitments shall be permanently and irrevocably reduced by the amount (rounded upward, if necessary, to an integral multiple of $100,000) necessary so that the ratio of the amount of such reduction to the Aggregate Commitments prior to giving effect to such reduction is equal to the ratio of such Mandatory Senior Note Prepayment to the aggregate outstanding principal amount of the Senior Notes prior to giving effect to such Mandatory Senior Note Prepayment.

          (c)   The Aggregate Commitments shall be permanently and irrevocably reduced concurrently with the receipt by the Borrower or any Subsidiary of any Net Cash Proceeds from the sale of the headquarters facility of the Borrower by an amount (rounded down, if necessary, to an integral multiple of $100,000) equal to the Lender Percentage of such Net Cash Proceeds; provided that the amount of any reduction in the Aggregate Commitments required pursuant to this clause (c) shall be reduced by the amount of any reduction of the Aggregate Commitments pursuant to clause (b) resulting from the sale of such headquarters facility.

          (d)   Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Pro Rata Share. All commitment fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

        1.4    Amendments to Section 4.02(d).    Section 4.02(d) is amended in its entirety to read as follows:

          (d)   After giving effect to such Credit Extension and the use of the proceeds thereof, the Domestic Asset Coverage Ratio shall not be less than the Specified Domestic Asset Coverage Ratio.

        1.5    Addition of Section 5.19.    The following Section 5.19 is added in appropriate sequence:

          5.19 Tax Shelter Regulations. The Borrower does not intend to treat the Loans and/or the Letters of Credit and related transactions as being a "reportable transaction" (within the meaning of Treasury Regulation Section 1.6011-4). If the Borrower determines to take any action inconsistent with such intention, it will promptly notify the Administrative Agent thereof. If the Borrower so notifies the Administrative Agent, the Borrower acknowledges that any Lender may treat its Revolving Loans and/or its interest in Swing Line Loans and/or Letters of Credit as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and such Lender will maintain the lists and other records required by such Treasury Regulation.

        1.6    Amendments to Section 6.02.    Section 6.02 is amended by (i) deleting the word "and" at the end of clause (f), (ii) redesignating clause "(g)" as clause "(h)" and (iii) inserting the following new clause (g): "(g) promptly after the Borrower has notified the Administrative Agent of any intention by the Borrower to treat the Loans and/or the Letters of Credit and related transactions as being a "reportable transaction" (within the meaning of Treasury Regulation Section 1.6011-4), a duly completed copy of IRS Form 8886 or any successor form; and".

        1.7    Amendments to Section 6.05.    Section 6.05 is amended by replacing the reference to "Section 7.03 or 7.04" with "Section 7.04".

        1.8    Amendment to Section 6.12.    Section 6.12 is restated in its entirety to read as follows:

          6.12 Further Assurances. Take such actions as are necessary, or as the Administrative Agent (or the Required Lenders acting through the Administrative Agent) may reasonably request from time to time, to ensure that (a) the obligations of the Borrower hereunder and under the other Loan Documents are guaranteed at all times by Domestic Subsidiaries that, together with the Borrower, collectively (i) own assets which account for 95% or more of the consolidated assets of the Borrower and its Domestic Subsidiaries and (ii) generate revenues which account for 95% or more of the consolidated revenues of the Borrower and its Domestic Subsidiaries for the most recently ended period of four consecutive Fiscal Quarters, excluding from such calculations the assets and revenues of any Domestic Subsidiary that is a party to an agreement that restricts the ability of such Domestic Subsidiary to guarantee such obligations, so long as such agreement is not prohibited by Section 7.08; provided that, regardless of whether required in order to meet the 95% tests described above, each Domestic Subsidiary that has guaranteed the obligations of the Borrower in respect of the Senior Notes shall also be a party to the Guaranty; and (b) the obligations of the Borrower hereunder and of each applicable Subsidiary under the Guaranty are secured by first-priority perfected security interests in substantially all personal property (excluding stock of Foreign Subsidiaries) of such Person as soon as reasonably practicable after the effectiveness of the Second Amendment to this Agreement (but in no event later than September 30, 2003). In furtherance of clause (b) of the preceding sentence, the Borrower and the applicable Subsidiaries shall execute (as applicable) and deliver such security agreements, pledge agreements, financing statements and other documents, pay for filing or recording of any of the foregoing, deliver such stock certificates and other collateral with respect to which perfection is obtained solely by possession and deliver such opinions of counsel as the Collateral Agent may from time to time reasonably request.

        1.9    Addition of Section 6.13.    The following new Section 6.13 is added to the Credit Agreement in appropriate sequence:

          6.13 Minimum Domestic Asset Coverage Ratio. Cause the Domestic Asset Coverage Ratio on the last day of each Fiscal Quarter to be equal to or greater than the Specified Domestic Asset Coverage Ratio.

        1.10    Amendment to Article VII.    The parenthetical clause in the first paragraph of Article VII is amended in its entirety to read as follows: "(or, in the case of Sections 7.04 through 7.08, 7.11, 7.13 and 7.14, any Subsidiary)".

        1.11    Amendment to Section 7.01.    Section 7.01 is amended by replacing the text of clause (j) with "[RESERVED]".

        1.12    Amendment to Section 7.02.    Section 7.02 is amended by:

          (i)    replacing the text of clause (e) with "[RESERVED]";

          (ii)   amending clause (g) in its entirety to read as follows:

            (g)   other Indebtedness of the Borrower and its Domestic Subsidiaries in an aggregate principal amount not to exceed 25% of the net book value of Domestic Assets at any time outstanding; provided that (i) the amount of all such other Indebtedness of Domestic Subsidiaries shall not exceed 15% of the net book value of Domestic Assets; (ii) the financial covenants and events of default (and related definitions) governing any such Indebtedness shall be no more restrictive than the financial covenants and Events of Default (and related definitions) hereunder; and (iii) no Default shall exist at the time of, or shall result from, the incurrence of such Indebtedness; and

          (iii)  restating the last sentence thereof to read: "Without limitation of the foregoing, (a) Indebtedness in connection with Earnouts shall only be permitted if such Indebtedness is expressly subordinated in right of payment to the Obligations pursuant to documentation satisfactory to the Administrative Agent, it being understood that such documentation may permit the Borrower and its Domestic Subsidiaries to make regularly scheduled payments of principal and interest in connection with such Indebtedness so long as no Default exists at the time of any such payment; and (b) other subordinated Indebtedness shall only be permitted with the prior written consent of the Required Lenders."

        1.13    Amendment to Section 7.03.    Section 7.03 is amended by replacing the heading and the text thereof with "[RESERVED]".

        1.14    Amendment to Section 7.04.    Section 7.04 is amended by (i) deleting clause (f) in its entirety, (ii) deleting the semi-colon and the word "and" at the end of clause (e) and substituting a period therefor and (iii) inserting the following new text at the end of clause (d): "or pursuant to the Sale-Leaseback Transaction".

        1.15    Amendment to Section 7.09.    Section 7.09 is amended by (i) deleting the word "and" at the end of clause (b), (ii) deleting the period at the end of clause (c) and substituting a semi-colon followed by the word "and" therefor and (iii) inserting the following new clause (d): "(d) the lease entered into pursuant to the Sale-Leaseback Transaction."

        1.16    Amendments to Section 7.10.    Section 7.10 is amended in its entirety to read as follows:

          7.10 Financial Covenants.

          (a)   Minimum Consolidated Net Worth. Permit Consolidated Net Worth at any time to be less than the sum of (a) $235,000,000 and (b) an amount equal to 50% of Consolidated Net Income earned in each full Fiscal Quarter ending after June 30, 2003 (with no reduction for a net loss in any such Fiscal Quarter).

          (b)   Minimum Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio as of the last day of any Computation Period to be less than the applicable ratio below:

Computation Period(s) Ending	Minimum Fixed Charge Coverage Ratio
6/30/03 through 12/31/03	2.00 to 1.0
3/31/04	2.25 to 1.0
6/30/04 and thereafter	2.50 to 1.0.

          (c)   Maximum Leverage Ratio. Permit the Leverage Ratio as of the last day of any Computation Period to be greater than the applicable ratio set forth below:

Computation Periods Ending	Maximum Leverage Ratio
6/30/03 through 12/31/03	3.25 to 1.0
3/31/04 through 9/30/04	3.00 to 1.0
12/31/04 and thereafter	2.75 to 1.0.

          (d)   Maximum Capital Expenditures; Acquisitions. Permit (i) all capital expenditures by the Borrower and its Subsidiaries in any Fiscal Year (other than capital expenditures made to purchase the headquarters facility of the Borrower in Fiscal Year 2003) to exceed (x) $60,000,000 during Fiscal Year 2003 or (y) $75,000,000 during any Fiscal Year thereafter; or (ii) the consideration (including assumed Indebtedness but excluding common stock of the Borrower) paid by the Borrower and its Subsidiaries in connection with Acquisitions to exceed $25,000,000 during any Fiscal Year.

        1.17    Amendment to Section 7.12.    Section 7.12 is amended in its entirety to read as follows:

          7.12 Liquidity. (a) From the date of the Second Amendment to this Agreement until the date (the "Covenant Change Date") on which the maximum Leverage Ratio for the Computation Period ending on the last day of any Fiscal Quarter (the "Test Quarter") permitted by Section 7.10(c) is equal to or less than 3.00 to 1.0, permit the amount of cash of the Borrower and its Domestic Subsidiaries on deposit in accounts in the United States that are not subject to any Lien (other than the Lien of the applicable depository institution for charges associated with such accounts and for repayment of dishonored items deposited to such accounts and Liens permitted by Section 7.01(a) or (b)) to be less than $40,000,000.

          (b)   On and after the Covenant Change Date, if the Leverage Ratio as of the last day of any Test Quarter is greater than 2.75 to 1.0, permit, as of the last day of the immediately following Fiscal Quarter (the "Following Quarter"), the amount of cash (exclusive of the net increase (if any) in the aggregate principal amount of outstanding Loans from the last day of the Test Quarter through the last day of the Following Quarter) of the Borrower and its Subsidiaries on deposit in accounts that are not subject to any Lien (other than the Lien of the applicable depository institution for charges associated with such accounts and for repayment of dishonored items deposited to such accounts and Liens permitted by Section 7.01(a) or (b)) to be less than $40,000,000 (unless the Leverage Ratio as of the last day of the Following Quarter is equal to or less than 2.75 to 1.0).

        1.18    Addition of Sections 7.13 and 7.14.    The following new Sections 7.13 and 7.14 are added to the Credit Agreement in appropriate sequence:

          7.13 Investments. Make, directly or indirectly, any Investment (as defined below) in any Person in which the Borrower has, directly or indirectly, an ownership interest, except for (a) additional Investments in Joint Ventures in which the Borrower or a Subsidiary had an ownership interest on July 31, 2003; (b) Investments made by Foreign Subsidiaries in Joint Ventures or other Persons not organized under the laws of, and operating outside of, the United States, provided that, except as permitted by clauses (a) and (c) of this sentence, no such Investment shall be made, directly or indirectly, with the proceeds of any Investment made by the Borrower or any Domestic Subsidiary; (c) other Investments not exceeding (i) $20,000,000 in the aggregate during any Fiscal Year and (ii) $40,000,000 in the aggregate after June 30, 2003; and (d) Investments in any Subsidiary so long as the proceeds thereof are not used, directly or indirectly, to make any Investment not otherwise permitted by the preceding clauses (a) through (c). For purposes of the foregoing, "Investment" means any loan or advance to, or any equity capital contribution to or other investment in (including any contribution of assets to), any Joint Venture or other Person.

          7.14 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

          (a)   any Subsidiary may make Restricted Payments to the Borrower and to wholly-owned Subsidiaries (and, in the case of a Restricted Payment by a non-wholly-owned Subsidiary, to the Borrower and any Subsidiary and to each other owner of capital stock or other equity interests of such Subsidiary on a pro rata basis based on their relative ownership interests);

          (b)   the Borrower or any Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common equity interests of such Person;

          (c)   the Borrower or any Subsidiary may purchase, redeem or otherwise acquire shares of its common stock or other common equity interests or warrants or options to acquire any such shares (i) in the ordinary course of business in connection with employee benefit plans or (ii) for an aggregate purchase price up to $1,000,000 in connection with the termination of any stock option exchange or repurchase program adopted by the Borrower after the date of the effectiveness of the Second Amendment to this Agreement relating to an employee benefit plan of the Borrower and its Subsidiaries; and

          (d)   the Borrower and its Subsidiaries may make other Restricted Payments in an aggregate amount not to exceed $5,000,000 during any Fiscal Year; provided that immediately after giving effect to any such Restricted Payment, no Default would exist.

        1.19    Amendment to Section 10.08.    Section 10.08 is amended by inserting the following sentence at the end thereof: "Notwithstanding anything herein to the contrary, "Information" shall not include, and the Administrative Agent and each Lender may disclose without limitation of any kind, any information with respect to the "tax treatment" and "tax structure" (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Administrative Agent or such Lender relating to such tax treatment and tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the transactions contemplated hereby."

        SECTION 2 Representations and Warranties. The Borrower represents and warrants to the Administrative Agent and the Lenders that, after giving effect to the effectiveness of the amendments set forth in Section 1 above, (a) each warranty set forth in Article 5 of the Credit Agreement is true and correct as of the date of the execution and delivery of this Amendment by the Borrower, with the same effect as if made on such date, and (b) no Default exists.

        SECTION 3 Effectiveness. The amendments set forth in Section 1 shall become effective as of June 30, 2003 when the Administrative Agent has received:

          (i)    counterparts of this Amendment executed by the Borrower and the Required Lenders;

          (ii)   amendments, consistent with the amendments set forth in Section 1 and otherwise in form and substance reasonably acceptable to the Administrative Agent, executed by (x) the requisite holders of the Senior Notes and (y) the requisite purchasers/lenders in respect of any other Indebtedness having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount;

          (iii)  a Confirmation, substantially in the form of Exhibit A, signed by each Guarantor; and

          (iv)  an amendment fee for each Lender which, on or prior to 1:00 p.m. (Chicago time) on August 13, 2003, delivers an executed counterpart hereof to the Administrative Agent, such fee to equal 0.25% of such Lender's Commitment.

        SECTION 4 Miscellaneous.

        4.1    Continuing Effectiveness, etc.    As herein amended, the Credit Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects. After the effectiveness of this Amendment, all references in the Credit Agreement and the other Loan Documents to "Credit Agreement" or similar terms shall refer to the Credit Agreement as amended hereby.

        4.2    Counterparts.    This Amendment may be executed in any number of counterparts and by the different parties on separate counterparts, and each such counterpart shall be deemed to be an original but all such counterparts shall together constitute one and the same Amendment.

        4.3    Governing Law.    This Amendment shall be a contract made under and governed by the laws of the State of New York applicable to contracts made and to be performed entirely within such state.

        4.4    Successors and Assigns.    This Amendment shall be binding upon the Borrower, the Lenders and the Administrative Agent and their respective successors and assigns, and shall inure to the benefit of the Borrower, the Lenders and the Administrative Agent and the respective successors and assigns of the Lenders and the Administrative Agent.

        4.5    Delivery of Collateral Documents and Intercreditor Agreement.    Notwithstanding anything contained in the Credit Agreement to the contrary, an immediate Event of Default shall exist if the Borrower fails to deliver, or cause to be delivered, to the Administrative Agent (a) on or prior to August 25, 2003, a copy of the resolutions of the Board of Directors of the Borrower and the Guarantors authorizing the transactions contemplated by the Collateral Documents, and (b) on or prior to September 30, 2003, executed counterparts of the Security Agreement, the Pledge Agreement, the Mortgage and the Intercreditor Agreement and an opinion of counsel to the Borrower and the Guarantors, in form and substance reasonably acceptable to the Administrative Agent.

        Delivered as of the day and year first above written.

TELETECH HOLDINGS, INC.
By:
Name Printed:
Title:
BANK OF AMERICA, N.A., as Administrative Agent
By:
Name Printed:
Title:
BANK OF AMERICA, N.A., as a Lender
By:
Name Printed:
Title:
CIBC INC.
By:
Name Printed:
Title:
THE NORTHERN TRUST COMPANY
By:
Name Printed:
Title:

WACHOVIA BANK, NATIONAL ASSOCIATION
By:
Name Printed:
Title:
KEY CORPORATE CAPITAL, INC.
By:
Name Printed:
Title:

EXHIBIT A
CONFIRMATION
Dated as of June 30, 2003

To:
Bank of America, N.A., individually and as Administrative Agent, and the other financial institutions party to the Credit Agreement referred to below

        Please refer to (a) the Credit Agreement dated as of October 29, 2002 (as amended prior to the date hereof, the "Credit Agreement") among TeleTech Holdings, Inc., various financial institutions (the "Lenders") and Bank of America, N.A., as administrative agent (in such capacity, the "Administrative Agent"); (b) the Guaranty as defined in the Credit Agreement; and (c) the Second Amendment dated as of June 30, 2003 (the "Amendment") to the Credit Agreement.

        Each of the undersigned hereby confirms to the Administrative Agent and the Lenders on the date hereof that, after giving effect to the Amendment and the transactions contemplated thereby, the Guaranty continues in full force and effect and is the legal, valid and binding obligation of such undersigned, enforceable against such undersigned in accordance with its terms.

TELETECH SERVICES CORPORATION
TELETECH CUSTOMER CARE MANAGEMENT (WEST VIRGINIA), INC.
TELETECH CUSTOMER CARE MANAGEMENT (COLORADO), INC.
TELETECH FACILITIES MANAGEMENT (PARCEL CUSTOMER SUPPORT), INC.
TELETECH FACILITIES MANAGEMENT (POSTAL CUSTOMER SUPPORT), INC.
TELETECH CUSTOMER CARE MANAGEMENT (TELECOMMUNICATIONS), INC.
TELETECH CUSTOMER CARE MANAGEMENT, INC.
TELETECH FINANCIAL SERVICES MANAGEMENT, LLC
TELETECH CUSTOMER CARE MANAGEMENT (CALIFORNIA), INC.
TELETECH CUSTOMER CARE MANAGEMENT (PENNSYLVANIA), LLC
CARABUNGA.COM, INC.
By:
Name Printed:
Title:
NEWGEN RESULTS CORPORATION
By:
Name Printed:
Title:

TELETECH CUSTOMER SERVICES, INC. TTEC NEVADA, INC.
By:
Name Printed:
Title:

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  Exhibit 10.5
SECOND AMENDMENT
EXHIBIT A CONFIRMATION Dated as of June 30, 2003